CONSENT OF INDEPENDENT VALUATION ADVISOR
Exhibit 23.4

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and description of our role in the valuation process of any properties of Jones Lang LaSalle Income Property Trust, Inc. (the “Company”) in the Company's Registration Statement on Form S-11 (Commission File No. 333-177963), and the prospectus included therein (the “Prospectus”), and (2) the disclosure on page 1 of Supplement No. 16 to the Prospectus that the amount presented in the line item “Real estate investments” represents the sum of the estimated values of the Company's properties we have provided to the Company, as of the date presented.

/s/ Real Estate Research Corporation
Real Estate Research Corporation
Chicago, Illinois
January 2, 2014